October 14, 2008

The Japan Fund, Inc.

c/o State Street Bank and Trust Company

Two Avenue de Lafayette

LCC 0695

Boston, MA 02111

Attention: William L. Givens, Chief Executive Officer

RE: Consent and First Amendment to Loan Agreement

Ladies and Gentlemen:

Pursuant to a loan agreement dated December 21, 2007 (as amended, the “Loan Agreement”), State Street Bank and Trust Company (the “Bank”) has made available to The Japan Fund, Inc., a Maryland corporation (the “Company”), acting on behalf of its series The Japan Fund, (the “Fund” and the Company, acting on behalf of the Fund, the “Borrower”), a $5,000,000.00 committed unsecured revolving line of credit (the “Committed Line”). The obligations of the Borrower with respect to loans made pursuant to the Committed Line are evidenced by a promissory note in the original principal amount of $5,000,000.00 dated December 21, 2007 (as amended, the “Note”). Capitalized terms not hereinafter defined shall have the same meanings as set forth in the Loan Agreement.

The Borrower has requested, and the Bank has agreed, to make such changes to the Loan Agreement as set forth below. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower and the Bank hereby agree as follows:

I. Consent

The Borrower has informed the Bank that effective November 1, 2008, Nomura Asset Management U.S.A. Inc. will replace Fidelity Management & Research Company as investment advisor of the Borrower. Therefore, the Borrower has requested that the Bank consent, and the Bank does hereby so consent to such change in accordance with the terms of Section II(1)(d)(vii) of the Loan Agreement and for such purposes only also hereby agrees to waive the provisions of Section II(3)(i) of the Loan Agreement. Such consent and waiver is limited to the events described herein and shall not constitute a waiver of any other covenant or term contained in the Loan Agreement or its related documents, and shall not be deemed to be a continuing consent under, or waiver of, Section II(1)(d)(vii) or Section II(3)(i) of the Loan Agreement in connection with any other actions taken by the Borrower.

II. Amendments to Loan Agreement. The Loan Agreement is amended as follows:

1. The definition of “Investment Advisor” in Section 15 of the Loan Agreement is hereby restated to read in its entirety as follows:

“Investment Advisor” shall mean (i) at all times prior to November 1, 2008, Fidelity Management & Research Company, and (ii) from and after November 1, 2008, Nomura Asset Management U.S.A. Inc., a New York corporation.

2. For purposes of clarification, the Borrower acknowledges and agrees that the term “Borrower” in the Loan Agreement and the Note shall be deemed to refer to “The Japan Fund, Inc., on behalf of it series, The Japan Fund”. By its signature hereto, the Company, acting on behalf of the Fund, hereby ratifies and confirms all Obligations of the Borrower under the Loan Documents as Obligations of the Company, acting on behalf of the Fund. Furthermore, the Bank and the Borrower acknowledge and agree that the Bank shall look solely to the property of The Japan Fund, and not any other series of The Japan Fund, Inc., for the enforcement of any claim against the Borrower under any of the Loan Documents.

III. Miscellaneous

1. Other than as amended hereby, all terms and conditions of the Loan Agreement, the Note, and all related documents are ratified and affirmed as of the date hereof in order to give effect to the terms hereof.

2. The Company, for itself and on behalf of the Fund, represents and warrants to the Bank as follows: (a) no Default has occurred and is continuing on the date hereof under the Loan Agreement; (b) each of the representations and warranties of the Borrower contained in Section II(2) of the Loan Agreement is true and correct in all material respects on and as of the date of this letter agreement; (c) the execution, delivery and performance of this letter agreement and each of the Loan Agreement and the Note, each as amended hereby (collectively, the “Amended Documents”) (i) are, and will be, within the Borrower’s power and authority, (ii) have been authorized by all necessary proceedings, (iii) do not, and will not, require any consents or approvals, including from any governmental authority, other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the by-laws, certificate or articles of incorporation or organization or other organizational documents of the Borrower any law, rule or regulation applicable to the Borrower, (v) do not constitute a default under any other agreement, order or undertaking binding on the Borrower, and (vi) to the best of the Borrower’s knowledge do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Documents constitutes the legal, valid, binding and enforceable obligation of the Borrower except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3. Upon receipt of a fully executed copy of this letter agreement and such other documents or instruments as the Bank may reasonably request, this letter agreement shall be deemed to be an instrument under seal and an amendment to the Loan Agreement and Note to be governed by the laws of The Commonwealth of Massachusetts.

4. This letter agreement may be executed in counterparts each of which shall be deemed to be an original document.

If the foregoing is acceptable to you, please have an authorized officer of the Borrower execute this letter agreement below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

By:	/s/ James Reichert
James Reichert, Vice President

Acknowledged and Accepted:

The Japan Fund, Inc., on behalf of The Japan Fund

By:	/s/ William L. Givens
William L. Givens, Chief Executive Officer